UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Tandy Brands Accessories, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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690 East Lamar Blvd., Suite 200
Arlington, Texas 76011

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on October 14, 2004

Dear Stockholder:

      We will hold this year’s annual meeting of stockholders on October 14, 2004, at 10:00 a.m., local time, at the Wyndham Arlington Hotel, 1500 Convention Center Drive, Arlington, Texas 76011. At the meeting, we will ask you to consider and vote on the re-election of Colombe M. Nicholas to our Board of Directors. If re-elected, she will serve for a three-year term that will expire in 2007.

      We will also discuss and take action on any other business that is properly brought before the meeting.

      If you were a stockholder on September 7, 2004, you are entitled to notice of and to vote on the proposal at this year’s meeting.

      We hope you will find it convenient to attend the annual meeting in person. Whether or not you plan to attend, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope to ensure your vote is represented. You may also revoke your proxy in the manner described in the accompanying proxy statement at any time before the vote is taken and vote your shares personally at the meeting.

By Order of the Board of Directors,

W. MIKE BAGGETT
Secretary

Arlington, Texas

September 15, 2004

      IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AND VOTE YOUR SHARES PERSONALLY.

690 East Lamar Blvd., Suite 200
Arlington, Texas 76011

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on October 14, 2004

      We are pleased to present you with this proxy statement in connection with this year’s annual stockholders’ meeting. We hope you will come to our annual meeting on Thursday, October 14, 2004.

      At the annual meeting, after we vote on the proposal described in this proxy statement, we will present a brief report on Tandy Brands’ achievements over the past year, as well as an overview of our plans for the upcoming year and beyond. As always, we will conclude the meeting by entertaining your questions and comments.

      IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AND VOTE YOUR SHARES PERSONALLY.

      We look forward to seeing you at this year’s meeting.

Sincerely,

J.S.B. JENKINS
President and Chief Executive Officer

GENERAL INFORMATION REGARDING THE ANNUAL MEETING

Why did I receive this proxy statement?

      On September 15, 2004, we began mailing this proxy statement to everyone who was a stockholder of record of our company on September 7, 2004. Only stockholders of record on the close of business on September 7, 2004 are entitled to vote at the meeting. The purposes of this proxy statement are to:

•	let our stockholders know when and where we will hold our annual stockholders’ meeting;

•	provide detailed information about the director who has been nominated to our Board of Directors for re-election; and

•	provide updated information about our company that you should consider in order to make an informed decision at the meeting.

      At the close of business on the record date, there were 6,306,756 shares of our common stock issued, outstanding and entitled to vote and approximately 859 holders of record. Each holder of record is entitled to one vote per share. To achieve a quorum at the meeting, a majority of our outstanding shares must be present either in person or represented by proxy.

I received more than one proxy statement. Why?

      If you received more than one proxy statement, your shares are probably registered differently or are held in more than one account. Please vote each proxy you received.

I share an address with another stockholder of the company, but we only received one proxy statement. Why?

      In some cases, only one copy of our 2004 Annual Report to Stockholders and this proxy statement are being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will gladly deliver a separate copy of our 2004 Annual Report and this proxy statement to stockholders sharing an address upon written or oral request. If, on the other hand, you have received multiple copies of our 2004 Annual Report to Stockholders and this proxy statement and wish to receive a single copy in the future, we will gladly deliver one copy of our Annual Report and proxy statement upon written or oral request. Written requests should be sent to Tandy Brands Accessories, Inc., 690 East Lamar Blvd., Suite 200, Arlington, Texas 76011, Attention: Assistant Secretary. Oral requests should be made by calling our corporate offices at (817) 548-0090.

What will occur at the annual meeting?

      First, we will determine whether enough stockholders are present at the meeting to conduct business. A stockholder will be deemed to be “present” at the meeting if the stockholder is:

•	present in person; or

•	not present in person but represented by proxy at the meeting.

      According to our bylaws, holders of at least a majority of our outstanding shares must be present at this year’s meeting in order to conduct business. If holders of fewer than a majority of our outstanding shares are present at the meeting, we will adjourn the meeting to a later date. The new meeting date will be announced at the meeting.

      If enough stockholders are present at the meeting to conduct business, we will vote on the proposal to re-elect Colombe M. Nicholas to our Board of Directors. This proposal has been unanimously approved by our Board of Directors. The Board of Directors is now soliciting your vote on this proposal and unanimously recommends you vote FOR the re-election of Ms. Nicholas.

      After a vote has been taken on the proposal at the meeting, we will discuss and take action on any other matter properly brought before the meeting. Also, some of our executive officers will report on our recent financial results and our current operations.

How do I vote if I do not plan to attend the annual meeting?

      In addition to voting in person at the meeting, you may mark your selections on the enclosed proxy card, date and sign the card, and return the card in the enclosed postage-paid envelope. We encourage you to vote now even if you plan to attend the meeting in person. If your shares are in a brokerage account, you may receive different voting instructions from your broker.

      Please understand that voting by any means other than voting in person at the meeting has the effect of appointing J.S.B. Jenkins, our President and Chief Executive Officer, and Stanley T. Ninemire, our Executive Vice President of Operations, as your proxies. They will be required to vote on the proposal described in this proxy statement exactly as you have instructed them to vote. However, if any other matter requiring a stockholder vote is properly raised at the meeting, then Mr. Jenkins and Mr. Ninemire will be authorized to use their discretion to vote on such issues on your behalf.

      All shares of common stock represented at the annual meeting by properly executed proxy cards received prior to or at the meeting, and which have not been revoked, will be voted at the meeting in accordance with the instructions indicated in the proxies. If no instructions are indicated, the proxies will be voted FOR the re-election of Ms. Nicholas to our Board of Directors.

How many votes are necessary to re-elect the nominee as a director?

      The nominee for director must receive the affirmative vote of a plurality of the shares present at the meeting, either in person or represented by proxy, to be re-elected to our Board of Directors.

What if the nominee for director is unwilling or unable to stand for re-election?

      Ms. Nicholas has agreed to stand for re-election to our Board of Directors. We are not aware of any intention on her part not to stand for re-election or any circumstances which would cause her not to stand for re-election. However, if unexpected events arise which cause her to be unable to stand for re-election, then our Board of Directors:

•	may, during the meeting, nominate another person for director;

•	may determine not to fill the vacancy on the Board created by the nominee’s inability to stand for re-election; or

•	may vote at the meeting to reduce the size of the Board of Directors.

      It is important for you to understand that, under the foregoing circumstances, if our Board of Directors nominates someone at the meeting, the person to whom you have given your proxy will be able to use his or her discretion to vote on your behalf for the candidate of his or her choice.

Who counts the votes and how are the votes treated?

      We will appoint two persons as inspectors of election for the meeting who will determine if a quorum exists and count the votes cast. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining if a quorum exists. Broker non-votes are shares held by brokers or nominees as to which the broker or nominee:

•	has not received instructions from the beneficial owners on how to vote the shares; or

•	does not have discretionary power to decide how to vote the shares.

      Shares constituting broker non-votes are not counted or deemed to be present or represented by proxy for purposes of determining whether stockholders have approved a matter and abstentions are not counted for the purpose of electing directors.

What if I want to revoke or change my vote?

      You can change your vote on a proposal at any time before the meeting for any reason by revoking your proxy. Proxies may be revoked by:

•	filing a written notice of revocation, which includes a later date than the proxy date, with our Assistant Secretary at or before the meeting;

•	properly executing a subsequent proxy relating to the same shares; or

•	attending the meeting and voting in person; however, attendance at the meeting will not in and of itself constitute a revocation of your proxy.

      Any notice revoking a proxy should be sent in writing to Tandy Brands Accessories, Inc., 690 East Lamar Blvd., Suite 200, Arlington, Texas 76011, Attention: Assistant Secretary.

Who pays for this proxy solicitation?

      We will pay for the cost of this proxy solicitation. Our directors, officers and employees may solicit proxies on our behalf. They will not be paid for soliciting proxies but may be reimbursed for out-of-pocket expenses related to the proxy solicitation. Proxies may be solicited in person, by mail, by telephone, by email, by facsimile, by telegram or other means of communication. We will make arrangements with custodians, nominees and fiduciaries in order to forward proxy solicitation materials to beneficial owners of our common stock. We have hired Georgeson Shareholder to distribute proxies. We will pay Georgeson Shareholder a fee of approximately $700, plus reasonable expenses, for these services.

How do I propose an issue for discussion or vote at next year’s annual meeting?

      Stockholder proposals for consideration at next year’s annual meeting of stockholders must follow the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934 and our certificate of incorporation. To be timely under Rule 14a-8, stockholder proposals must be received by the company no later than June 16, 2005, in order to be included in next year’s proxy statement. Written notice of stockholder proposals not intended to be included in the proxy statement will be considered timely if we receive them no later than August 30, 2005.

      Notwithstanding the foregoing, if a stockholder wishes to nominate anyone for election to our Board of Directors, our certificate of incorporation requires that the stockholder submit notice of his or her nomination to the Board at least 45 days prior to the date of the annual meeting of stockholders at which the election is to be held or, if later, within seven days after the date we mail notice of the meeting to our stockholders. The stockholder’s notice must contain the name of the nominee for director, the nominee’s business and residence address, the nominee’s principal occupation, the name and address of the nominee’s employer or business if self-employed and the number of shares of our common stock beneficially owned by the nominee, if any, and by the nominating stockholder.

      All proposals submitted by stockholders must comply with all applicable laws and the rules of The Nasdaq Stock Market, Inc. (“Nasdaq”). The Chairman of the meeting may refuse to allow the transaction of any business not proposed in compliance with the foregoing procedures. You may submit your proposal in writing to Tandy Brands Accessories, Inc., 690 East Lamar Blvd., Suite 200, Arlington, Texas 76011, Attention: Assistant Secretary.

      According to our bylaws, any proposal properly presented at the meeting by a stockholder will require the affirmative vote of a majority of the shares present at the meeting, whether in person or represented by proxy, unless otherwise provided by law, our certificate of incorporation or an agreement to which the company is a party. If a stockholder presents a matter at the meeting requiring a stockholder vote, the person to whom you have given your proxy will use his or her discretion to vote on the matter on your behalf.

      We have not received notice of any stockholder proposals or director nominations to be presented at this year’s annual meeting.

How can I receive a copy of the Annual Report on Form 10-K?

      Our Annual Report to Stockholders for the fiscal year ended June 30, 2004, including financial statements, is enclosed with this proxy statement. If you would also like to obtain a copy of our Annual Report on Form 10-K, we will provide you with a free copy that excludes exhibits upon request. If you would like to receive a complete copy of our Form 10-K with exhibits, we will provide copies of the Form 10-K free of charge, however, we may charge a reasonable fee for providing exhibits. You may obtain a report by mailing a written request to Tandy Brands Accessories, Inc., 690 East Lamar Blvd., Suite 200, Arlington, Texas 76011, Attention: Chief Financial Officer. Upon filing, our Form 10-K, including exhibits, will also be available free of charge on the SEC’s website at www.sec.gov.

PROPOSAL: ELECTION OF DIRECTORS

      Our certificate of incorporation divides our Board of Directors into three classes, with each class serving a three-year term. One class of directors is elected at each annual meeting of stockholders. The terms of our Class II directors, Colombe M. Nicholas and C.A. Rundell, Jr., expire at this year’s meeting. Under our bylaws, a director is not permitted to serve past the annual meeting following his or her 70th birthday; however, in the case of Mr. Rundell, our Board of Directors unanimously waived this provision for the past two years. Given that Mr. Rundell’s term expires this year, he has decided to retire from the Board in accordance with our bylaws and will therefore not stand for re-election at this year’s annual meeting. The Board of Directors has determined not to fill the vacancy created by his retirement at this time.

      Our Board of Directors has nominated Ms. Nicholas for re-election to serve until the 2007 annual meeting of stockholders or until her successor is elected and qualified. The remaining directors, other than Mr. Rundell, will continue to serve on our Board of Directors until their respective terms expire and their respective successors are elected and qualified. Our bylaws authorize a Board comprised of three to nine directors. The number of directors constituting our Board is presently set at seven by resolution of our Board. If this year’s nominee for director is re-elected, our Board of Directors will consist of six directors with one Class II director vacancy on the Board. In light of the current corporate environment, the Board has determined not to decrease the size of the Board, and, according to our bylaws, a majority of our Board of Directors may fill this vacancy at any time. Despite this vacancy, you may not vote for a greater number of directors than the number nominated.

Who is nominated for re-election to our Board of Directors?

      Colombe M. Nicholas, age 59, has been a director since October 1999. Since 2002, Ms. Nicholas has served as a consultant to Financo Global Consulting, the international consulting division of Financo, Inc. specializing in the fashion industry. Prior to working as a private consultant from 1999 to 2002, Ms. Nicholas served as President and Chief Executive Officer of Anne Klein Group, a women’s fashion apparel company, from August 1996 to July 1999, when the company was sold to Kasper, ASL. From December 1993 to July 1996, Ms. Nicholas served as President and Chief Executive Officer of Orr Felt Company, a family-owned business that provides felt for paper manufacturing. From April 1991 to November 1993, she was the President and Chief Operating Officer of Giorgio Armani Fashion Corporation, the largest licensee of Armani Spa, Italy. From May 1980 to January 1989, Ms. Nicholas served as President and Chief Executive Officer of Christian Dior New York, a designer fashion company. Ms. Nicholas currently serves on the Board of Directors of SOLA International Inc. and as a member of the Board of Trustees of the University of Dayton located in Dayton, Ohio.

      There are no arrangements or understandings between the nominee and any other person pursuant to which the nominee was selected.

Who are our continuing directors?

      The following persons are the members of our Board of Directors whose terms will continue after this year’s annual meeting:

      J.S.B. Jenkins, age 61, has served as the President and Chief Executive Officer of the company and as a member of our Board of Directors since our formation in November 1990. Mr. Jenkins served as Executive Vice President of The Bombay Company, Inc. (“Bombay”) from July 1, 1985 until December 31, 1990, and as Vice President of Bombay from 1980 until 1985. He also served as the President of the Tandy Brands Accessories division of Bombay, of which we were a division until our spin-off in December 1990, from April 1986 until the spin-off. In 1978, Mr. Jenkins was named President of Tex Tan Welhausen Co., a division of Bombay, where he served until becoming an officer of Bombay. Mr. Jenkins was Vice President and Production Manager of Tex Tan Welhausen Co. from 1974 until 1977 and was named Executive Vice President of that division in 1977. Mr. Jenkins currently serves on the Board of Directors of Luby’s, Inc. and on the Southwest (Northern) Advisory Board of Liberty Mutual Insurance Company. Mr. Jenkins also is a member of the Texas A&M University College of Business Administration/ Graduate School of Business Development Council, the Texas A&M University President’s Council, the Advisory Board of Directors for the Texas A&M University 12th Man Foundation and the Board of Directors for the Cotton Bowl Athletic Association. Mr. Jenkins’ term as a Class III director expires at the 2005 annual meeting.

      George C. Lake, age 52, joined our Board of Directors in August 2004. Since 1999, Mr. Lake has been the Founder and Managing Partner of Lake Real Estate & Investments, a real estate investment, investment banking and advisory company headquartered in The Woodlands, Texas focusing on real estate and real estate related operating businesses. Mr. Lake’s term as a Class III director expires at the 2005 annual meeting.

      James F. Gaertner, Ph.D., age 61, has been a director since November 1990 and Chairman of the Board since October 1998. Following a 12-month sabbatical, Dr. Gaertner began serving as President of Sam Houston State University in Huntsville, Texas in August 2001. Dr. Gaertner served as Dean of the College of Business at The University of Texas at San Antonio (“UTSA”) from September 1, 1987 until June 30, 2000. Before his appointment as Dean, Dr. Gaertner served for four years as a professor and Director of the Division of Accounting and Information Systems at UTSA. Dr. Gaertner served as an associate professor at the University of Notre Dame from September 1976 until August 1983. During that period, Dr. Gaertner was director of Notre Dame’s London master of business program in London, England. From 1968 to 1973, Dr. Gaertner served as a director and Chief Financial Officer of Tex Tan Welhausen Co., and later served as the Controller for Tex Tan Welhausen, a division of Tandy Corporation. Prior to his employment at Tex Tan Welhausen, he was employed as a member of the audit staff of KPMG Peat Marwick in Houston, Texas. Dr. Gaertner currently serves on the Board of Trustees of U.S. Global Investors, Inc., a registered investment adviser and management firm in San Antonio, Texas. Dr. Gaertner’s term as a Class I director expires at the 2006 annual meeting.

      Roger R. Hemminghaus, age 68, has been a director since June 2000. From 1996 to 1999, Mr. Hemminghaus served as Chief Executive Officer of Ultramar Diamond Shamrock Corp. and from 1996 to January 2000 he served as the Chairman of the Board. From 1987 to 1996, Mr. Hemminghaus served as the Chairman and Chief Executive Officer of Diamond Shamrock, Inc. Mr. Hemminghaus is a past Chairman of the Federal Reserve Bank of Dallas and currently serves as a director of CTS Corporation, Luby’s, Inc. and Xcel Energy, Inc. Mr. Hemminghaus also serves on the Board of Regents of Texas Lutheran University, on the National Executive Board of the Boy Scouts of America and as Chairman of the Board of Directors of the Southwest Research Institute. Mr. Hemminghaus’ term as a Class I director expires at the 2006 annual meeting.

      Gene Stallings, age 69, has been a director since June 1997. Mr. Stallings is presently a rancher, an author and a private investor. From January 1990 to December 1996, he was the head football coach of the University of Alabama. From 1986 to 1989, he was head coach of the St. Louis/ Phoenix Cardinals professional football team. Mr. Stallings is a member of the Board of Directors of the Peoples National Bank of Paris, Texas, the Board of Trustees of Abilene Christian University, the Board of Directors of Christus St. Joseph’s Hospital in Paris, Texas, and the Board of Directors of Great Southern Wood Incorporated. Mr. Stallings’ term as a Class I director expires at the 2006 annual meeting.

EXECUTIVE OFFICERS

Who are our executive officers?

      The following table lists the names and ages of our named executive officers and all positions they hold. Each of the listed officers has been elected by our Board of Directors and serves at the discretion of the Board.

Name	Age	Positions Held

J.S.B. Jenkins	61	President, Chief Executive Officer and Director
Stanley T. Ninemire	48	Executive Vice President of Operations and Assistant Secretary
Mark J. Flaherty	41	Chief Financial Officer, Treasurer and Assistant Secretary

      Information regarding Mr. Jenkins’ business experience can be found under “Proposal: Election of Directors — Who are our continuing directors?”

      Stanley T. Ninemire has served as our Executive Vice President of Operations since August 2002 and as our Assistant Secretary since January 1997. Mr. Ninemire served as our Senior Vice President and Chief Financial Officer from January 1997 to August 2002. Mr. Ninemire also served as our Vice President — International Operations from November 1994 through June 1995 and as Vice President and Treasurer from our formation in November 1990 until November 1994. In addition, Mr. Ninemire was the company’s Secretary from November 1990 to June 1991 and Assistant Secretary from June 1991 through November 1994. From July 1995 to December 1996, Mr. Ninemire was Senior Vice President of Finance and Operations of Practitioners Publishing Company, a division of Thomson Publishing. Mr. Ninemire is a certified public accountant.

      Mark J. Flaherty has served as our Chief Financial Officer since August 2002, our Treasurer since October 2002 and our Assistant Secretary since October 2003. Prior to becoming our Chief Financial Officer, Mr. Flaherty served as our Corporate Controller from June 1997 through August 2002. From 1991 to June 1997, Mr. Flaherty held the positions of Divisional Controller and Assistant Corporate Controller of various companies in the real estate and staffing industries. Prior to 1991, Mr. Flaherty was employed in the audit practice at the accounting firm formerly known as Coopers & Lybrand. Mr. Flaherty is a certified public accountant.

      There are no family relationships between any directors and executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Who owns more than 5% of our stock?

      Unless otherwise indicated, the following table sets forth information as of September 1, 2004, with respect to the shares of our common stock beneficially owned by each person whom we know to be the beneficial owner of more than 5% of our common stock. As of September 1, 2004, 6,283,106 shares of our common stock were issued and outstanding.

	Number of Shares		Percentage
Name and Address of Beneficial Owner	Beneficially Owned(1)		of Ownership

Tandy Brands Accessories, Inc.	812,965	(2)	12.94%
Employees Investment Plan 690 East Lamar Blvd., Suite 200 Arlington, Texas 76011
Richard Liu	376,849	(3)	6.00%
c/o Superior Leather Ltd. Unit 510 Tower 2, Enterprise Square 9 Sheung Yuet Rd. Kowloon Bay Kowloon, Hong Kong
FMR Corp.	593,100	(4)	9.44%
82 Devonshire Street Boston, Massachusetts 02109
J.S.B. Jenkins	740,605	(5)	11.43%
690 East Lamar Blvd., Suite 200 Arlington, Texas 76011

(1)	Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares (a) voting power with respect to such shares, including the power to vote or to direct the voting of such shares, or (b) investment power with respect to such shares, including the power to dispose or to direct the disposition of such shares. In addition, a person is deemed to be the beneficial owner of shares if such person has the right to acquire beneficial ownership of such shares within 60 days.

(2)	Voting power of the shares held pursuant to this plan is vested in Comerica Bank, as trustee, subject to the right of participants in the plan to direct the voting of each of their allocable shares of our common stock in the plan. The trustee votes any shares for which no directions are received in the same proportion as those shares with respect to which voting directions are received.

(3)	Based solely on written representations furnished to us by Mr. Liu. Such shares are held by Copwell Holdings Ltd., a company wholly owned by Mr. Liu.

(4)	Based solely on a review of the Schedule 13F filed by FMR Corp. with the SEC on August 16, 2004.

(5)	Includes 393,622 shares held of record, 194,067 shares subject to stock options exercisable within 60 days, approximately 5,900 shares held indirectly through our Stock Purchase Program, and approximately 147,016 shares held indirectly through our Employees Investment Plan; does not include approximately 54,213 phantom stock units held indirectly through our Benefit Restoration Plan or 47,119 shares held by certain irrevocable family trusts in which Mr. Jenkins has no beneficial interest. Employees Investment Plan and Benefit Restoration Plan holdings are as of August 31, 2004.

How much stock do our directors and executive officers own?

      Unless otherwise indicated, the following table sets forth information as of September 1, 2004, with respect to the shares of our common stock beneficially owned by each of our directors, our named executive officers, and our directors and named executive officers as a group. As of September 1, 2004, 6,283,106 shares of our common stock were issued and outstanding.

	Number of Shares		Percentage
Name of Beneficial Owner	Beneficially Owned(1)		of Ownership

James F. Gaertner, Ph.D.	46,765	(2)	*
Roger R. Hemminghaus	18,145	(3)	*
J.S.B. Jenkins	740,605	(4)	11.43%
George C. Lake	1,800		*
Colombe M. Nicholas	14,645	(5)	*
C.A. Rundell, Jr.	38,158	(6)	*
Gene Stallings	23,582	(7)	*
Stanley T. Ninemire	182,193	(8)	2.86%
Mark J. Flaherty	31,676	(9)	*
All directors and executive officers as a group (9 persons)	1,097,569		16.38%

*	Represents less than 1%.

(1)	Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares (a) voting power with respect to such shares, including the power to vote or to direct the voting of such shares, or (b) investment power with respect to such shares, including the power to dispose or to direct the disposition of such shares. In addition, a person is deemed to be the beneficial owner of shares if such person has the right to acquire beneficial ownership of such shares within 60 days. Directors and officers have sole voting and investment power with respect to the shares shown unless otherwise indicated below.

(2)	Includes 4,515 shares held of record and 42,250 shares subject to stock options exercisable within 60 days; does not include approximately 4,008 shares attributable to ownership of phantom stock units under our 1995 Stock Deferral Plan for Non-Employee Directors.

(3)	Includes 4,145 shares held of record and 14,000 shares subject to stock options exercisable within 60 days; does not include approximately 14,776 shares attributable to ownership of phantom stock units held under our 1995 Stock Deferral Plan for Non-Employee Directors.

(4)	Includes 393,622 shares held of record, 194,067 shares subject to stock options exercisable within 60 days, approximately 5,900 shares held indirectly through our Stock Purchase Program, and approximately 147,016 shares held indirectly through our Employees Investment Plan; does not include approximately 54,213 phantom stock units held indirectly through our Benefit Restoration Plan or 47,119 shares held by certain irrevocable family trusts in which Mr. Jenkins has no beneficial interest. Employees Investment Plan and Benefit Restoration Plan holdings are as of August 31, 2004.

(5)	Includes 645 shares held of record and 14,000 shares subject to stock options exercisable within 60 days.

(6)	Includes 8,939 shares held of record, 4,500 shares held indirectly in a self-directed IRA, and 24,719 shares subject to stock options exercisable within 60 days; does not include approximately 3,594 shares attributable to ownership of phantom stock units under our 1995 Stock Deferral Plan for Non-Employee Directors.

(7)	Includes 3,482 shares held of record and 20,100 shares subject to stock options exercisable within 60 days.

(8)	Includes 65,793 shares held of record, 89,683 shares subject to stock options exercisable within 60 days, approximately 2,972 shares held indirectly through our Stock Purchase Program, and approximately 23,745 shares held indirectly through our Employees Investment Plan; does not include approximately 1,838 phantom stock units held indirectly through our Benefit Restoration Plan. Employees Investment Plan and Benefit Restoration Plan holdings are as of August 31, 2004.

(9)	Includes 12,687 shares held of record, 16,867 shares subject to stock options exercisable within 60 days, approximately 1,592 shares held indirectly through our Stock Purchase Program and approximately 530 shares held indirectly through our Employees Investment Plan. Employees Investment Plan holdings are as of August 31, 2004.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Have our directors, executive officers and 10% stockholders complied with Section 16(a) of the Exchange Act?

      Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of our common stock to file reports with the SEC. These persons must file initial reports of ownership on Form 3 as well as reports of changes in ownership of common stock and other equity securities of our company on Forms 4 and 5. Executive officers, directors and greater than 10% stockholders are required by federal regulations to provide us with copies of all reports they file pursuant to Section 16(a).

      Based solely on a review of the copies of reports made available to us and/or written representations that no other reports are required, to our knowledge, our executive officers, directors and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements during the fiscal year ended June 30, 2004, except as follows:

•	Due to an administrative oversight, each of Messrs. Gaertner, Hemminghaus and Rundell made one late filing on Form 4 reporting the receipt of phantom stock units under the Tandy Brands Accessories, Inc. 1995 Stock Deferral Plan for Non-Employee Directors pursuant to a cash dividend paid to all of our stockholders.

•	The Tandy Brands Accessories, Inc. Benefit Restoration Plan is a multi-fund nonqualified plan of deferred compensation, the purpose of which is to restore retirement benefits on behalf of a select group of our management and highly compensated employees who are eligible to make contributions to our Employees Investment Plan, the amount of which is reduced due to limitations imposed by Sections 401(a)(17) and 402(g) of the Internal Revenue Code of 1986. One of the available funds is a Tandy Brands common stock fund. Messrs. Jenkins and Ninemire have inadvertently failed to file Section 16 reports reporting their acquisitions of phantom stock units represented by their plan interests in this fund. Management believed such acquisitions were exempt from Section 16(a)’s reporting requirements pursuant to Rule 16b-3(c). However, it has come to our attention that, since July 1, 2000, the date on which we amended our Employees Investment Plan to, among other things, decrease our matching contribution under the plan, such acquisitions have not qualified for exemption from the reporting requirements of Section 16(a) because the Benefit Restoration Plan no longer meets the SEC’s definition of an “excess benefit plan.” Messrs. Jenkins and Ninemire have, however, consistently reported their aggregate holdings under our Benefit Restoration Plan on Form 4.

EXECUTIVE OFFICER AND NON-EMPLOYEE DIRECTOR COMPENSATION

How do we compensate our executive officers?

      We believe compensation of our executive officers and other key management personnel should be directly and materially linked to our operating performance. We strive to achieve this relationship through short-term incentives which weight executive compensation towards bonuses paid on the basis of our performance and long-term incentives to own and hold substantial investments in our common stock.

      The Compensation Committee of our Board of Directors reviews and makes recommendations to the full Board of Directors regarding our executive compensation program and submits all issues concerning executive compensation to the full Board of Directors for approval. The committee reviews and recommends to the Board long-term incentive awards for our executive officers and, in accordance with Delaware law, has delegated authority for certain awards to other employees to our Chief Executive Officer.

      Annual and Long-Term Compensation. The following table presents certain information concerning annual and long-term compensation paid to each of our named executive officers for each of the fiscal years ended June 30, 2004, 2003 and 2002.

Summary Compensation Table

				Long-Term Compensation

		Annual Compensation		Restricted	Securities	All Other
	Fiscal			Stock Award(s)	Underlying	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)(1)	Options (#)	($)(2)

J.S.B. Jenkins	2004	$475,000	$213,422	$145,200	29,700	$134,444
President and Chief	2003	$450,000	$301,202	N/A	40,000	$143,032
Executive Officer	2002	$415,000	$175,910	N/A	40,000	$137,974 (3)
Stanley T. Ninemire	2004	$255,000	$92,110	$67,200	13,800	$45,823
Executive Vice	2003	$220,000	$110,441	N/A	20,000	$42,020
President of Operations	2002	$200,000	$58,680	N/A	20,000	$33,128
and Assistant Secretary
Mark J. Flaherty(4)	2004	$175,000	$47,211	$61,200	12,600	$18,377
Chief Financial Officer,	2003	$125,000	$28,686	N/A	4,000	$15,038
Treasurer and Assistant	2002	N/A	N/A	N/A	N/A	N/A
Secretary

(1)	On July 1, 2003, Messrs. Jenkins, Ninemire and Flaherty were granted restricted stock awards of 12,100 shares, 5,600 shares and 5,100 shares, respectively, which vest on July 1, 2006. The amounts shown represent the dollar value of our common stock on the date of grant of the restricted stock awards, based on the closing price of our common stock ($12.00) on July 1, 2003. As of June 30, 2004, the aggregate number of shares of restricted stock held by our executive officers, and the dollar value of such shares based on the closing price of our common stock ($13.85) on June 30, 2004, was: Mr. Jenkins — 12,100 shares ($167,585); Mr. Ninemire — 5,600 shares ($77,560); and Mr. Flaherty — 5,100 shares ($70,635). Dividends are paid to Messrs. Jenkins, Ninemire and Flaherty during the restricted period on all restricted shares held by them.

(2)	For fiscal 2004, represents automobile allowances of approximately $3,071, $7,204 and $1,855 for each of Messrs. Jenkins, Ninemire and Flaherty, respectively; matching contributions under our Stock Purchase Program of approximately $38,964, $18,632 and $6,245 for each of Messrs. Jenkins, Ninemire and Flaherty, respectively; matching contributions under our Employees Investment Plan of approximately $13,018, $15,231 and $10,277 for each of Messrs. Jenkins, Ninemire and Flaherty, respectively; and matching contributions under our Benefit Restoration Plan of approximately $79,391 and $4,755 for each of Messrs. Jenkins and Ninemire, respectively.

(3)	Includes $27,000 in premiums paid on behalf of Mr. Jenkins in fiscal year 2002 pursuant to a split-dollar life insurance policy. On November 1, 2003, we assigned the split-dollar life insurance policy to Mr. Jenkins. We no longer have any interest in or association with such policy.

(4)	Mr. Flaherty became an executive officer on August 13, 2002.

      Stock Options. The following table presents information concerning stock options granted to each of our named executive officers for the fiscal year ended June 30, 2004:

Option Grants In Last Fiscal Year

					Potential Realizable
					Value at Assumed
	Number of				Annual Rates of Stock
	Securities	Percentage of			Price Appreciation for
	Underlying	Options Granted to			Option Term(2)
	Options	Employees During	Exercise Price	Expiration
Name	Granted (#)(1)	Fiscal Year	Per Share	Date	5% ($)	10% ($)

J.S.B. Jenkins	29,700	19.89%	$12.065	7/1/13	$225,352	$571,087
Stanley T. Ninemire	13,800	9.24%	$12.065	7/1/13	$104,709	$265,353
Mark J. Flaherty	12,600	8.44%	$12.065	7/1/13	$95,604	$242,279

(1)	These options were granted on July 1, 2003, and vest in one-third increments on each anniversary date of the original grant until fully vested.

(2)	The amounts shown in these columns represent the potential realizable values using the options granted and the exercise price. The SEC’s executive compensation disclosure rules set the assumed rates of stock appreciation. The rates are not intended to predict appreciation of our common stock.

      Stock Option Exercises. The following table presents certain information concerning options exercised during the fiscal year ended June 30, 2004, by each of our named executive officers. The table also includes information regarding unexercised options held by such persons at June 30, 2004.

Aggregated Option Exercises In The Last Fiscal Year

And Fiscal Year-End Option Values

			Number of Securities
			Underlying		Value of Unexercised
			Unexercised Options at		In-the-Money Options at
	Shares		Fiscal Year-End (#)		Fiscal Year-End ($)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

J.S.B. Jenkins	0	$0	157,500	69,700	$632,958	$220,881
Stanley T. Ninemire	0	$0	71,750	33,800	$282,485	$102,667
Mark J. Flaherty	0	$0	10,167	16,433	$36,406	$32,521

      Supplemental Executive Retirement Plan. On January 1, 2003, we adopted the Tandy Brands Accessories, Inc. Supplemental Executive Retirement Plan (the “SERP”) for a select group of our executive officers. The SERP provides that, at normal retirement (age 65), a participant will receive, in the form of a 100% joint and survivor annuity, an annual benefit (or actuarially equivalent lump-sum at the time of retirement in lieu of such joint and survivor annuity) which will generally be equal to 2% of the average of the participant’s highest annual gross salary and bonus (without reduction for any deductions) for three complete fiscal years over the last 10 fiscal years of the participant’s employment, multiplied by the participant’s years of service up to a maximum of 30 years, and reduced by the participant’s Social Security retirement benefits and the participant’s benefits under the Tandy Brands Accessories, Inc. Employees Investment Plan when expressed in the form of a single-life annuity commencing with the participant’s normal retirement age. If the participant has at least 15 years of service with Tandy Brands and retires at or after age 55 but before age 65, the benefit would be reduced by 5% for each year the participant’s retirement precedes age 65. A participant is also eligible for a benefit if the participant becomes disabled or if the participant terminates service with us after completing 15 years of service and the participant’s termination of service is not as a result of normal retirement, early retirement or disability. If the participant begins receiving a disability benefit or a termination benefit at or after age 55 but before age 65, the benefit would be reduced by 5% for each year the benefit distribution precedes age 65. The SERP also provides for a pre-retirement death benefit if the participant dies after reaching normal retirement or early retirement age but before receiving distributions under the SERP.

      The following table illustrates estimated annual benefits payable in the form of a 100% joint and survivor annuity payment under the SERP, as of June 30, 2004, upon normal retirement at age 65 for various levels of compensation and years of service. The estimated benefits listed in the following table are not subject to deduction for any Social Security retirement benefit or other offset amounts, as estimates of such amounts are included in the computations.

Supplemental Executive Retirement Plan Table

	Years of Service
Final Average
Compensation	15	20	25	30

$200,000	$19,221	$30,836	$41,169	$50,025
$400,000	$74,559	$98,211	$118,878	$136,590
$600,000	$134,559	$171,409	$202,409	$228,977
$800,000	$194,559	$244,606	$285,939	$321,364
$1,000,000	$254,559	$317,804	$369,470	$413,750
$1,200,000	$314,559	$391,002	$453,000	$506,137
$1,400,000	$374,559	$454,199	$536,531	$598,524
$1,600,000	$434,559	$537,397	$620,062	$690,911

      Currently, the only participants in the SERP are J.S.B. Jenkins, our President and Chief Executive Officer, and Stanley T. Ninemire, our Executive Vice President of Operations. As of June 30, 2004, the credited years of service under the SERP for Messrs. Jenkins and Ninemire were 31.6 years and 17.8 years, respectively, and the applicable final average compensation as determined under the SERP for Messrs. Jenkins and Ninemire was $678,848 and $314,080, respectively.

      Employment Contracts and Change in Control Arrangements. We entered into severance agreements with J.S.B. Jenkins and Stanley T. Ninemire in July 1999 and with Mark J. Flaherty in August 2003. Each severance agreement has a three year term but is automatically extended on a year-to-year basis after the end of the term unless a change in control, as defined in the agreements, occurs. If a change in control occurs, the severance agreements will remain in effect until all benefits which are due have been paid. If, within three years after a change in control occurs, the officer’s employment is terminated, other than as a result of permanent disability or for cause, or the officer terminates his employment as a result of certain events, the officer will be entitled to an amount equal to 200% of the officer’s aggregate base pay plus incentive pay. In addition, if a change in control occurs:

•	all of the officer’s stock options will immediately vest;

•	all restrictions on any restricted stock granted to the officer will lapse; and

•	the officer will receive all performance shares granted prior to the change in control.

      Under the severance agreements, each officer will, for two years following termination after a change in control, continue to receive the same employee benefits he received prior to termination. All amounts payable under each severance agreement cannot exceed 299% of the officer’s “base amount” as determined under the Internal Revenue Code of 1986, as amended.

      Pursuant to the SERP, if we undergo a change of control, as defined in the SERP, each participant will be entitled to receive the annual benefits to which such person would otherwise be entitled under the SERP as if each participant had reached the age of 65, with at least 30 years of service as of the date of the change of control. Such benefits would be paid to each participant no later than the third business day following the effective date of the change of control. See “Executive Officer and Non-Employee Director Compensation — How do we compensate our executive officers? — Supplemental Executive Retirement Plan.”

How do we compensate our non-employee directors?

      Meeting Fees. For the fiscal year ended June 30, 2004, non-employee directors and our Chairman received an annual retainer of $23,000 and $50,000, respectively, and a fee of $1,500 for each Board meeting and each committee meeting they attended. Committee chairmen received an annual retainer of $2,000 in addition to any applicable committee meeting fees. We also reimbursed our directors for travel, lodging and related expenses they incurred in attending Board and committee meetings, and we provided each director with directors and officers insurance and travel accident insurance.

      Incentive Awards. The Tandy Brands Accessories, Inc. 2002 Omnibus Plan provides for the issuance of incentive stock options, nonqualified stock options, performance units, stock appreciation rights and/or restricted stock. Under the Omnibus Plan, when a non-employee director is first elected or appointed to the Board, he or she is granted a nonqualified stock option to purchase 5,000 shares of our common stock, or, if the Board so elects, an alternative form of award (other than an incentive stock option) with a value substantially equivalent to or greater than the value of such nonqualified stock option. The Omnibus Plan also provides that concurrently with each regular annual election of members to the Board of Directors, each continuing non-employee director will receive a nonqualified stock option to purchase 2,500 shares of our common stock and our Chairman (if the Chairman was previously elected to the Board and continues to serve as a director) will receive a nonqualified stock option to purchase 4,425 shares of our common stock. If the Board so elects, non-employee directors and our Chairman may receive an alternative form of award (other than an incentive stock option) with a value substantially equivalent to or greater than the value of a nonqualified stock option to purchase 2,500 and 4,425 shares of our common stock, as the case may be. The exercise price of stock options granted under the plan is the average of the high and low prices of our common stock on the date of grant.

      On October 15, 2003, each of our non-employee directors, other than the Chairman of the Board, was granted a stock option to purchase 1,500 shares of common stock at an exercise price of $15.60 and 645 shares of restricted stock. Our Chairman was granted a stock option to purchase 2,657 shares of common stock at an exercise price of $15.60 per share and 1,140 shares of restricted stock. The options became fully vested six months after the date of grant and the restricted stock awards vest in one-third increments on each anniversary date of the original grant until fully vested.

      Stock Deferral Plan. Our non-employee directors may elect in writing to defer receipt of all of their annual and committee chair retainer fees and meeting fees under our 1995 Stock Deferral Plan for Non-Employee Directors. All amounts deferred are credited to a bookkeeping reserve account we maintain in phantom stock units which are equivalent in value to shares of our common stock, based on the average closing price of our common stock during the quarter to which their deferral election applies. We can issue up to 50,000 shares of our common stock under the stock deferral plan.

      All phantom stock units are fully vested and cannot be forfeited. Shares of stock equal to the number of units deferred are payable in a single distribution at the time specified in the applicable deferral election, so long as that time is not earlier than twelve months following the establishment of a particular unit. Any declared cash dividends that would be payable on a number of shares of our common stock equal to the units which are credited to a participating director’s account will be reinvested. Any phantom stock units will also be adjusted for stock dividends or other capital adjustments. In the event we experience a change in control, all phantom stock units will become immediately payable.

      As of September 1, 2004, six directors were eligible to participate in our benefit plans for non-employee directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Did we engage in any related party transactions during the past fiscal year?

      During the 2004 fiscal year, we purchased inventory of approximately $44 million, based on the fair market value of the inventory, from Superior Leather, Ltd. of Kowloon, Hong Kong. Richard Liu, who beneficially owns approximately 6.00% of our outstanding common stock, is a principal of Superior Leather.

We are of the opinion such inventory was purchased on terms and at prices which are no less favorable than could be negotiated in arm’s-length transactions with unaffiliated third parties.

      During the 2004 fiscal year and as of the present date, Clay Jenkins, the son of J.S.B. Jenkins, our President and Chief Executive Officer, was employed by us as Vice President of Sales, Men’s Division. Clay Jenkins was paid an aggregate salary and bonus of $96,186 for his services during the 2004 fiscal year. He was also granted an option to purchase 3,000 shares of our common stock in fiscal 2004. As of September 1, 2004, Clay Jenkins owned 54,887 shares of our common stock, which includes approximately 410 shares held indirectly through our Stock Purchase Program. We are of the opinion that Clay Jenkins’ employment is in the best interest of the company.

STOCK PERFORMANCE

How did our common stock perform compared to certain indexes?

      The line graph below compares the yearly percentage change in the cumulative total stockholder return on our common stock. The graph assumes reinvestment of dividends, if any, and the cumulative total return of The Nasdaq Stock Market (U.S.) Index and the S&P Apparel, Accessories & Luxury Goods Index for the period from June 1999 through June 2004. The returns shown on the graph are not necessarily indicative of future performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among Tandy Brands Accessories, Inc.,
The NASDAQ Stock Market (U.S.) Index
and The S & P Apparel, Accessories & Luxury Goods Index

	6/99	6/00	6/01	6/02	6/03	6/04

Nasdaq Stock Market (U.S.)	100.00	192.65	68.58	58.24	56.04	76.42
Tandy Brands Accessories, Inc.	100.00	45.99	32.93	68.04	70.07	80.13
S & P Apparel, Accessories & Luxury Goods	100.00	72.15	104.52	122.35	111.26	142.67

* $100 invested on 6/30/99 in stock or index-including reinvestment of dividends. Fiscal year ending June 30.

Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

CORPORATE GOVERNANCE

Are the members of the Board “independent”?

      Our Board has determined that the following directors are “independent,” as defined in Nasdaq’s current listing standards: James F. Gaertner, Ph.D., C.A. Rundell, Jr., Roger R. Hemminghaus, Colombe M. Nicholas, Gene Stallings and George C. Lake.

How many Board meetings were held last year?

      Our Board of Directors held five regular meetings and one special meeting during the 2004 fiscal year. Each director attended every Board meeting and every meeting of the committees on which they served held during the period during which he or she has been a director. Although we do not have a policy that requires Board members to attend the annual meeting of stockholders, all of our directors who were members of the Board at such time attended last year’s annual meeting.

Has the Board of Directors adopted a Code of Ethics?

      We are committed to conducting business in a lawful and ethical manner. To that end, we have adopted a Code of Business Conduct and Ethics (the “Code”) that applies to all directors, officers and other employees of Tandy Brands and our subsidiaries. The Code is designed to:

•	provide guidance in addressing potentially troublesome situations involving Tandy Brands and our subsidiaries;

•	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; and

•	promote full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us.

      The full text of the Code is available on our website at www.tandybrands.com. We intend to disclose any amendments to, or waivers of, the Code that are required to be disclosed by the rules of the SEC and Nasdaq on our website within four business days following the date of the amendment or waiver.

What are the Board of Directors’ committees? What functions do they serve?

      Audit Committee. C.A. Rundell, Jr., James F. Gaertner, Ph.D. and Roger R. Hemminghaus currently serve on our Audit Committee, with Mr. Rundell serving as the Chairman. The Audit Committee held four regular meetings during the 2004 fiscal year. The primary purpose of our Audit Committee is to represent and assist the Board in discharging its oversight responsibility relating to:

•	our accounting, reporting, and financial practices, including the integrity of our financial statements and the audits of our financial statements;

•	the surveillance of administration and financial controls and our compliance with legal and regulatory requirements;

•	our independent auditor’s qualifications and independence; and

•	the performance of our internal audit function and our independent auditor.

      Our Board of Directors has determined that each member of the Audit Committee is “independent,” as independence is defined for audit committee members in Nasdaq’s current listing standards, and that Dr. Gaertner is an “audit committee financial expert,” as defined by the SEC.

      Our Board of Directors has adopted a new written charter governing the Audit Committee, a copy of which is attached to this proxy statement as Appendix I and available on our website at www.tandybrands.com.

      Nominations Committee. During the 2004 fiscal year, we established the Nominations Committee of the Board of Directors. Our Nominations Committee is currently comprised of James F. Gaertner, Ph.D., C.A. Rundell, Jr., Roger R. Hemminghaus, Colombe M. Nicholas, Gene Stallings and George C. Lake, each of whom is “independent,” as independence for nominations committee members is defined in Nasdaq’s current listing standards. The Nominations Committee met three times during the 2004 fiscal year. Our Board of Directors has adopted a Nominations Committee charter which governs the committee, a copy of which is available on our website at www.tandybrands.com.

      The primary purposes of our Nominations Committee are to:

•	make recommendations to the Board concerning the size and composition of the Board of Directors and its committees;

•	identify individuals qualified to become members of the Board of Directors and recommend that the Board select director nominees from among such qualified individuals; and

•	periodically review Board procedures and performance.

      Our Nominations Committee reviews the composition of the Board and whether the addition of directors with particular experiences, skills, or characteristics would make the Board more effective. When a need arises to fill a vacancy, or it is determined that a director possessing particular experiences, skills, or characteristics would make the Board more effective, the Nominations Committee initiates a search. As a part of the search process, the Nominations Committee may consult with other directors and members of management, and may hire a search firm to assist in identifying and evaluating potential candidates.

      When considering a candidate, the Nominations Committee reviews the candidate’s experiences, skills, and characteristics. The committee also considers whether a potential candidate will otherwise qualify for membership on the Board, and whether the potential candidate would satisfy Nasdaq’s independence requirements. With respect to the minimum experiences, skills, or characteristics necessary to serve on the Board, the Nominations Committee will only consider candidates who:

•	demonstrate the highest personal and professional integrity;

•	have demonstrated exceptional ability and judgment; and

•	will be most effective, in conjunction with the other Board members, in collectively serving the long-term interests of our stockholders.

      Other considerations include whether the candidate:

•	has served on any other boards of publicly traded companies;

•	is an active or recently retired chief executive, chief financial or chief operating officer;

•	has retail, wholesale or foreign sourcing experience;

•	has experience in corporate governance matters of publicly traded companies;

•	will be eligible to serve on the Board for at least three years;

•	is compatible with the other members of the Board; and

•	has a genuine interest in serving on the Board.

      Potential candidates are interviewed by our Chief Executive Officer and members of the Nominations Committee as desired and as schedules permit. The Nominations Committee then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy or add an additional member, or recommends a slate of candidates to the Board for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the Nominations Committee, in its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

      On August 12, 2004, George C. Lake was elected to the Board, upon the Nominations Committee’s recommendation, to fill a Class III vacancy. The Nominations Committee also recommended to the Board that Colombe M. Nicholas be nominated for re-election as a Class II director at this year’s annual meeting of stockholders. The Board has nominated Ms. Nicholas to the Board of Directors and unanimously recommends you vote FOR her re-election.

      The Nominations Committee will consider nominations from our stockholders. If a stockholder wishes to nominate anyone for the Board of Directors, our certificate of incorporation requires that the stockholder submit notice of his or her nomination to the Board at least 45 days prior to the date of the annual meeting of stockholders at which the election is to be held or, if later, within seven days after the date we mail notice of the meeting to our stockholders. The stockholder’s notice must contain the following information:

•	the name of the nominee;

•	the nominee’s business and residence address;

•	the nominee’s principal occupation;

•	the name and address of the nominee’s employer or business if self-employed;

•	the number of shares of our common stock beneficially owned by the nominee, if any; and

•	the number of shares of our common stock beneficially owned by the nominating stockholder.

      All candidates nominated by a stockholder pursuant to the requirements above will be submitted to the Nominations Committee for its review and consideration.

      Compensation Committee. Colombe M. Nicholas, James F. Gaertner, Ph.D. and Gene Stallings serve on our Compensation Committee, with Ms. Nicholas serving as the Chair. The Compensation Committee held two regular meetings during the 2004 fiscal year. The primary purpose of the Compensation Committee is to review the performance of our Chief Executive Officer and other executive officers and make recommendations to the Board of Directors for determining their compensation, including salary, bonus, incentive and equity compensation. The Board has adopted a Compensation Committee charter, a copy of which is available on our website at www.tandybrands.com, setting forth the committee’s responsibilities, which include, without limitation:

•	making recommendations to the Board with respect to incentive-compensation plans and equity-based plans and establishing criteria for the granting of options and other incentive awards to our executive officers, other employees and directors;

•	developing management succession plans;

•	establishing, reviewing and assessing executive compensation programs; and

•	reviewing director compensation levels and practices and recommending from time to time changes in such compensation levels and practices.

      Each member of the Compensation Committee is “independent,” as independence for compensation committee members is defined in Nasdaq’s current listing standards.

      Compensation Committee Interlocks and Insider Participation. None of the current or prior members of our Compensation Committee is or was an officer or employee of Tandy Brands or any of our subsidiaries and none of the members were a party to any material transaction with us during the past fiscal year. In addition, none of our executive officers served as a member of the compensation or similar committee or board of directors of any other entity of which an executive officer served on our Compensation Committee or our Board of Directors.

Can I communicate with the Board of Directors directly?

      Stockholders seeking to communicate with any individual member or group of our Board of Directors may send correspondence to Tandy Brands Accessories, Inc. Board of Directors, c/o Assistant Secretary,

690 East Lamar Blvd., Suite 200, Arlington, Texas 76011 or via email to board@tandybrands.com. Communications directed to Board members will be sent to our Assistant Secretary, who will forward communications to our Chairman of the Board. Our Chairman will then forward the communications to the appropriate Board member(s).

INDEPENDENT AUDITOR

Who is our independent auditor this year?

      Our Board of Directors selected Ernst & Young LLP to serve as our independent auditor for the 2005 fiscal year. A representative of Ernst & Young is expected to attend the meeting. The representative will have the opportunity to make a statement at the meeting and respond to appropriate questions from our stockholders.

What fees did we pay to our independent auditor for fiscal 2003 and 2004?

      The following table presents fees for professional audit services performed by Ernst & Young for the audit of our annual consolidated financial statements for the years ended June 30, 2004 and June 30, 2003 and fees billed for other services rendered by Ernst & Young during those periods. Certain amounts for fiscal 2003 have been reclassified to conform to the fiscal 2004 presentation.

	Fiscal Year Ended	Fiscal Year Ended
	June 30, 2004	June 30, 2003

Audit Fees (1)	$173,638	$153,007
Audit-Related Fees (2)	$1,536	$4,450
Tax Fees (3)	$5,550	$5,550
All Other Fees	$0	$0

(1)	Includes annual audit of consolidated financial statements, review of consolidated financial statements included in our Forms 10-Q, and consents associated with registration statements on Form S-8 filed with the SEC.

(2)	For fiscal 2004 and 2003, includes primarily accounting consultations and consultations relating to the Sarbanes-Oxley Act of 2002.

(3)	Includes tax compliance services.

      The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services to be performed by our independent auditor (the “Policy”).

      The Policy provides that our independent auditor may not perform any audit, audit-related, tax or other services for the company, unless: (1) the service has been pre-approved by the Audit Committee, or (2) the company engaged the independent auditor to perform the service pursuant to the pre-approval provisions of the Policy. As provided in the Policy, the Audit Committee has granted general pre-approval of certain services to be performed by the independent auditor subject to maximum fee levels for each category of services. The Audit Committee amends and/or supplements these service categories on a periodic basis and establishes the appropriate fee level annually.

      The Audit Committee has authorized the committee Chairman or any of its other members to pre-approve audit and permissible non-audit services that are consistent with the SEC’s rules on auditor independence up to $25,000 per engagement. The full Audit Committee must approve engagements that exceed $25,000. The Audit Committee member(s) report any pre-approval decisions under these procedures to the full Audit Committee at its next regularly scheduled meeting.

      All requests for services to be provided by the independent auditor that do not require specific approval by the Audit Committee will be submitted to our Chief Financial Officer and must include a detailed description of the services to be rendered. Our Chief Financial Officer will then determine whether such services are included within the list of services that have received the Audit Committee’s general pre-approval. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

      All services provided by and all fees paid to Ernst & Young in fiscal 2004 were pre-approved by the Audit Committee in accordance with the Policy. None of the services described in the table above provided in fiscal 2004 were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

REPORT OF AUDIT COMMITTEE

      The Audit Committee oversees the company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for preparing the company’s financial statements and the company’s reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements included in the company’s Annual Report to Stockholders and on Form 10-K for the year ended June 30, 2004 with management. This review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The Audit Committee reviewed with the independent auditor, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.

      In addition, the Audit Committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee received from the independent auditor the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from Tandy Brands and management. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to Tandy Brands is compatible with the auditor’s independence.

      The Audit Committee discussed with the company’s independent auditor the overall scope and plans for their audit. The Audit Committee meets with the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of internal controls, and the overall quality of the company’s financial reporting. The Audit Committee held four regular meetings during fiscal 2004.

      The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the company’s independent auditor. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the company’s auditor is in fact “independent.”

      Based on the company’s discussions with management, the company’s internal auditor and the company’s independent auditor, and in reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, inclusion of the audited consolidated financial statements of the company in the company’s Annual Report to Stockholders and on Form 10-K for the year ended June 30, 2004, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

C.A. RUNDELL, JR., CHAIRMAN
ROGER R. HEMMINGHAUS
JAMES F. GAERTNER, PH.D.

REPORT OF COMPENSATION COMMITTEE

      The Compensation Committee is composed entirely of non-employee directors. Each member is “independent” as defined by Nasdaq’s current listing standards. None of these directors participate in the compensation programs described in this report. The Compensation Committee is responsible for reviewing and making recommendations to our Board of Directors regarding the compensation of our executive officers. Our Board of Directors has final approval of executive officer compensation.

      We review the performance of each executive officer on at least an annual basis. Base salary increases are based upon the results of performance reviews. Base salary increases for the executive officers, excluding our Chief Executive Officer, are also based upon the recommendation of our President and Chief Executive Officer.

What is the Committee’s philosophy?

      In determining executive officer compensation, we are guided by the following objectives:

•	attracting, retaining and motivating highly qualified and committed executive officers;

•	using the competitive employment marketplace as a guide to assessing and establishing compensation levels;

•	exercising appropriate discretion and judgment in making individual compensation determinations based on the performance and particular employment position of the affected executive officer, our current economic and business circumstances and prevailing conditions in the marketplace; and

•	encouraging executive officers to obtain and hold an equity stake in our stock.

What are the components of our executive officers compensation plan?

      Under our fiscal 2004 executive officers compensation plan, executive officer compensation consisted of the following components:

•	annual base salary;

•	annual incentive bonus;

•	long-term compensation in the form of stock option grants and restricted stock awards; and

•	matching contributions under our Stock Purchase Program, Employees Investment Plan and Benefit Restoration Plan.

      In establishing this plan, we collected and reviewed information regarding comparative executive officer compensation using publicly available sources. In addition, the Compensation Committee updated information it had previously collected through prior compensation surveys produced by independent compensation firms to collect current compensation ranges for our peer group.

How were base salaries determined?

      During fiscal 2004, we sought to establish base salaries of our executive officers at levels that, in the judgment of the Compensation Committee and the Board of Directors, were sufficiently competitive to attract and retain qualified executive officers. These salaries were approximately equal to the average base salaries for comparable positions within our peer group. The Compensation Committee established the base salary portion of annual compensation, which was increased for fiscal 2004, at the beginning of the fiscal year. We granted salary increases to our executive officers in order to provide them with salaries comparable to those within our industry and peer group.

Were incentive bonuses paid?

      We structure our incentive bonuses to encourage achievement of our performance goals with additional cash compensation directly related to our performance. Our fiscal year 2004 compensation plan provided for incentive bonuses based on:

•	the extent to which fiscal year 2004 profit performance exceeded fiscal year 2003 performance; and

•	return on asset performance in accordance with criteria established by our Board of Directors.

      Under the plan, potential bonuses were set at performance levels that, in the judgment of the Compensation Committee and the Board of Directors, would facilitate growth. Our annual incentive bonus calculation is based upon individual officer payout percentages, established by the Compensation Committee, ranging from 35% to 70% of base salary for each officer based on the achievement of 100% of the pre tax net income set forth in our fiscal 2004 original plan, as approved by our Board. Additionally, a minimum level for bonus payout was established at 70% of the pre tax net income set forth in our fiscal 2004 original plan pursuant to which no bonuses would be paid if our pre tax net income was below this threshold. Because our performance was above the minimum levels established by the Compensation Committee, we paid bonuses to our executive officers in the aggregate amount of $352,743.

What is the long-term component of executive compensation?

      Our equity incentive plans and Stock Purchase Program provide long-term incentive compensation for executive officers if the market price of our common stock increases over time. We granted options to purchase an aggregate of 56,100 shares of our common stock and an aggregate of 22,800 shares of restricted stock to our named executive officers during the past fiscal year. In addition, our named executive officers received matching contributions aggregating approximately $63,841 for the purchase of common stock under our Stock Purchase Program during fiscal 2004.

How was our Chief Executive Officer’s compensation determined?

      During fiscal year 2004, our Chief Executive Officer’s base salary rate was $475,000, a $25,000 increase from fiscal year 2003. Because our performance during fiscal year 2004 exceeded the minimum levels established in our compensation plan but did not meet or exceed our fiscal 2003 performance, we paid our Chief Executive Officer a bonus of $213,422 for fiscal year 2004, a $87,780 decrease from fiscal year 2003. The base salary and the bonus paid to our Chief Executive Officer for fiscal year 2004 was, in the opinion of the Compensation Committee and the Board of Directors, consistent with the salaries and bonuses for comparable positions within our industry and peer group.

What limits does the Internal Revenue Code impose on deducting executive compensation?

      Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), provides that, in the case of a publicly held corporation, the corporation is not generally allowed to deduct remuneration paid to its chief executive officer and certain other highly compensated officers to the extent that such remuneration exceeds $1,000,000 for the taxable year. Certain remuneration, however, is not subject to disallowance, including compensation paid on a commission basis and, if certain requirements prescribed by the Code are satisfied, other performance based compensation. At this time, we believe that the deduction disallowance prescribed by Section 162(m) of the Code does not apply to us.

      This report has been provided by the Compensation Committee of our Board of Directors.

COMPENSATION COMMITTEE

COLOMBE M. NICHOLAS, CHAIR
JAMES F. GAERTNER, PH.D.
GENE STALLINGS

APPENDIX I

Tandy Brands Accessories, Inc. Audit Committee Charter

The Purposes of the Audit Committee

      The purposes of the Audit Committee shall be to:

•	represent and assist the Board of Directors in discharging its oversight responsibility relating to: (i) the accounting, reporting, and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements, and the audits of the financial statements of the Company; (ii) the surveillance of administration and financial controls and the Company’s compliance with legal and regulatory requirements; (iii) the Company’s independent auditor’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and the Company’s independent auditor; and

•	prepare the report required by the rules of the Securities and Exchange Commission (“Commission”) to be included in the Company’s annual proxy statement.

      Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; and the Company’s internal controls and procedures designed to promote compliance with accounting standards and applicable laws and regulations. The Company’s independent auditor is responsible for performing an independent audit of the consolidated financial statements of the Company in accordance with generally accepted auditing standards.

      The Committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the Company’s independent auditor, nor can the Committee certify that the independent auditor is “independent” under applicable rules. The Committee serves a Board level oversight role where it oversees the relationship with the Company’s independent auditor, as set forth in this Charter, and provides advice, counsel and general direction, as it deems appropriate, to management and the Company’s independent auditor on the basis of the information it receives, discussions with the Company’s independent auditor, and the experience of the Committee’s members in business, financial and accounting matters.

      In fulfilling its duties as a committee of the Board, the Committee will use its best efforts to focus on the substance of its responsibilities and operate in the most efficient and cost effective manner reasonably practicable under the circumstances. In furtherance of these objectives, the Committee will work closely with the Company’s management, internal auditors, independent auditor, outside legal counsel and other advisors to attempt to ensure the Company’s resources are used effectively in complying with all legal and regulatory requirements without creating unnecessary, redundant or burdensome procedures which provide no substantive benefit to the Company.

Audit Committee Membership

      The Committee shall be comprised of at least three members of the Board of Directors of the Company determined by the Board to meet the independence and financial literacy requirements of The Nasdaq Stock Market, Inc. (“NASDAQ”), Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder. In addition, no member of the Committee shall have participated in the preparation of the financial statements of the Company or any subsidiary of the Company at any time during the past three years. Appointment to the Committee, including the designation of the Chair of the Committee and the designation of any Committee member or members as an “audit committee financial expert,” shall be made on an annual basis by the full Board upon recommendation of the Company’s Nominations Committee. Committee members may be replaced by the Board.

      Each member of the Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. Additionally, at least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in such person’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

      Committee members shall not simultaneously serve on the audit committees of more than two other public companies without the consent of the Board.

      The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Committee at its next scheduled meeting.

Audit Committee Meetings

      The Committee shall meet as often as it determines, but not less frequently than quarterly. A majority of the members of the Committee shall constitute a quorum. The Committee shall meet periodically with management, the Company’s internal auditors and the Company’s independent auditor in separate executive sessions. The Committee may request any officer or employee of the Company or the Company’s internal auditors, outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee shall record, or cause to be recorded, minutes of the proceedings of each meeting of the Committee, and shall send, or cause to be sent, such minutes to Committee members and the members of the Board who are not members of the Committee. The Secretary of the Company shall permanently file the minutes of all meetings of the Committee in the Company’s corporate record books.

Audit Committee Responsibilities

      The Audit Committee shall:

      1. Be directly responsible, in its capacity as a Committee of the Board, for the appointment, compensation, retention and oversight of the work of the Company’s independent auditor (including resolution of disagreements between management and the auditor regarding financial reporting). In this regard, the Audit Committee shall appoint, retain, compensate, evaluate, and terminate, when appropriate, the Company’s independent auditor, which shall report directly to the Audit Committee.

      2. Obtain and review, at least annually, a report by the Company’s independent auditor describing: the Company’s independent auditor’s internal quality-control procedures; and any material issues raised by the most recent internal quality-control review, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the Company’s independent auditor, and any steps taken to deal with any such issues.

      3. Approve in advance all audit services to be provided by the Company’s independent auditor. By approving the audit engagement, an audit service within the scope of the engagement shall be deemed to have been pre-approved.

      4. Establish policies and procedures for the engagement of the Company’s independent auditor to provide audit and permissible non-audit services, which shall include pre-approval of all permissible non-audit services to be provided by the Company’s independent auditor.

      5. Consider, at least annually, the independence of the Company’s independent auditor, including whether the Company’s independent auditor’s performance of permissible non-audit services is compatible with the auditor’s independence, and obtain and review a report by the Company’s independent auditor describing any relationships between the Company’s independent auditor and the Company or any other relationships that may adversely affect the independence of the auditor.

      6. Review and discuss with the Company’s independent auditor: (a) the scope of the audit, the results of the annual audit examination by the Company’s independent auditor, and any difficulties the Company’s independent auditor encountered in the course of its audit work, including any restrictions on the scope of the Company’s independent auditor’s activities or on access to requested information, and any significant disagreements with management; and (b) any reports of the Company’s independent auditor with respect to interim periods.

      7. Review and discuss with management and the Company’s independent auditor the annual audited financial statements of the Company, including: (a) an analysis of the auditor’s judgment as to the quality of the Company’s accounting principles, setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements; (b) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including accounting policies that may be regarded as critical; and (c) major issues regarding the Company’s accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and financial statement presentations; and receive reports from the Company’s independent auditor as required by the Commission’s rules.

      8. Recommend to the Board, based on the review and discussion described in paragraphs 5 – 7 above, whether the annual audited financial statements should be included in the Annual Report on Form 10-K.

      9. Review and discuss with management and the Company’s independent auditor the quarterly financial statements of the Company, including: (a) an analysis of the auditor’s judgment as to the quality of the Company’s accounting principles, setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements; (b) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including accounting policies that may be regarded as critical; and (c) major issues regarding the Company’s accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and financial statement presentations; and receive reports from the Company’s independent auditor as required by the Commission’s rules.

      10. Review and discuss quarterly reports from the Company’s independent auditor about:

(a) All critical accounting policies and practices to be used.

(b) Significant or material alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the Company’s independent auditor.

(c) Other material written communications between the Company’s independent auditor and management, such as any management letter or schedule of unadjusted differences.

      11. Review and discuss the adequacy and effectiveness of the Company’s internal controls, including any material weaknesses in internal controls and significant changes in such controls reported to the Audit Committee by the Company’s independent auditor or management.

      12. Review and discuss the adequacy and effectiveness of the Company’s disclosure controls and procedures and management reports thereon.

      13. Review disclosures made to the Audit Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for each Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

      14. Review and discuss with the principal internal auditor of the Company the scope and results of the internal audit program.

      15. Approve the appointment and replacement of the Company’s internal auditor.

      16. Review the significant reports to management prepared by the Company’s internal auditor and management’s responses.

      17. Discuss with the Company’s independent auditor and management the Company’s internal auditor’s responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

      18. Review and discuss corporate policies with respect to earnings press releases, as well as financial information and earnings guidance provided to analysts and ratings agencies.

      19. Review and discuss the Company’s policies with respect to risk assessment and risk management.

      20. Oversee the Company’s compliance systems with respect to legal and regulatory requirements and review the Company’s codes of conduct and programs to monitor compliance with such codes.

      21. Establish procedures for handling complaints regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters.

      22. Establish policies for the hiring of employees and former employees of the Company’s independent auditor.

      23. Review and approve all related party transactions for potential conflict of interest situations on an ongoing basis.

      24. Annually evaluate the performance of the Audit Committee and assess the adequacy of the Audit Committee charter.

Outside Advisors and Funding

      The Audit Committee shall have the authority, to the extent it deems necessary or appropriate to carry out its duties, to engage and retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee in its sole discretion, for the payment of (i) compensation to any independent auditor engaged for the purpose of rendering or issuing an audit report or performing other audit, review or attest services for the Company; (ii) compensation to any advisors employed by the Audit Committee; and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

TBAC-PS-04

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PROXY

TANDY BRANDS ACCESSORIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned security holder of Tandy Brands Accessories, Inc., a Delaware corporation, hereby appoints J.S.B. Jenkins and Stanley T. Ninemire, and each of them, with full power of substitution, to represent and to vote on behalf of the undersigned all securities which the undersigned is entitled to vote at the Annual Meeting of Stockholders scheduled to be held on Thursday, October 14, 2004, at 10:00 A.M., local time, at the Wyndham Arlington Hotel located at 1500 Convention Center Drive, Arlington, Texas 76011, and at any adjournment or adjournments thereof, hereby revoking all proxies heretofore given with respect to such securities upon the matters described in the Notice of Annual Meeting of Stockholders and related Proxy Statement for the Annual Meeting (receipt of which is hereby acknowledged), and upon any other business that may properly come before such Annual Meeting.

The securities represented by this Proxy will be voted as specified on the reverse side, but if no specification is made, the Proxies named above intend to vote the securities at their discretion FOR the election of the nominee listed in the Proxy Statement for the Annual Meeting and otherwise at the discretion of the Proxies.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

TANDY BRANDS ACCESSORIES, INC.

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

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